Exhibit 10.36
March 1, 2022

Kristin Mathers

Via Email: ____________

Dear Kristin:

On behalf of Commercial Vehicle Group, I am pleased to confirm the following terms of your employment. This offer is consistent with our discussions and supersedes any previous offers of employment, whether verbal or written:

Job Title:	Chief Human Resource Officer. This position is based in our New Albany, Ohio headquarters facility.
Start or Effective Date:	August 30, 2021 or a mutually agreeable alternative date.
Reports To:	Harold Bevis, President and Chief Executive Officer
Salary:	$347,000, annualized. This is a salaried exempt position as defined by the Fair Labor Standards Act.
Performance Review: Management Performance Bonus: Signing Incentives Vacation:
Annually, expected in the first quarter. Increases are considered at that time each year but are not guaranteed.

You will be eligible for a discretionary annual incentive award targeted at 50% of your base salary. The current AIP metrics are exclusively financial in nature. Annual payouts may range from 0% - 200% depending on performance versus plan. Your 2021 bonus opportunity will be no less than target on a full year basis.

In connection with the walk-away value of your current long term compensation incentives with your current employer, you will receive signing incentives valued at $300,000. Such incentives will be denominated in the form of a restricted stock grant on or about 30 days from your start date, with pro-rata vesting to coincide with the vesting of the LTI schedule at your current employer.
The stock price used to determine the number of shares issued will be the closing price of CVGI shares on the grant date.
The initial value of these incentives is recoverable if you resign or are terminated for cause within 18 months of the grant. The amount recoverable will be equal to 1/18th of the award value for each full month left in the repayment window at the time of separation.

Four (4) weeks of vacation per calendar year, accrued at a rate of 13.33 hours per month, pro-rated for 2021 based on your start date. Vacation is earned and must be used within each calendar year.

7800 Walton Parkway New Albany, OH 43054 614.289.5360

Personal Days: Long Term Incentives: Holidays:
Three paid personal days per calendar year, pro-rated for 2021 based on your starting quarter.

You will be eligible for all long term incentive awards for which similarly situated executives are generally eligible. The target award and award design is determined annually by the Compensation Committee of the Board of Directors and has historically included a restricted share component which vests ratably over a three-year period, and a three-year cliff vested performance cash award based on relative total shareholder return versus a published peer group, with payouts ranging from 0% to 200% based on performance relative to the peer group.

Target awards are subject to annual review and approval by the Compensation Committee of the Board of Directors but will be no less than 80% of your base salary each calendar year.

Ten, paid in accordance with annual observation calendar.

Relocation: Health Insurance:
The Company will support your relocation to the Central Ohio area by paying or reimbursing customary and reasonable charges associated with the sale or purchase of a home, the transfer of your household goods, and temporary living expenses up to $135,000. Costs in excess of the target budget will be considered but will be subject to specific review and approval as overruns are incurred. Relocation services may be provided by SIRVA on behalf of CVG depending on the complexity of your move.
All eligible expenses must be incurred and submitted within 12 months of your hire date in order to be eligible for reimbursement. Relocation expenses paid or reimbursed by the Company are recoverable if you resign or are terminated for cause within 18 months of your final relocation payment. The amount recoverable will be equal to 1/18th of the reimbursement for each full month left in the repayment window at the time of separation.

Hospital/Surgical/Medical insurance is available for you and your eligible dependents. Coverage is effective the first of the month following your date of hire. A pre-tax premium contribution will apply, based on the type of coverage you select and your family status.

Dental Insurance:	Dental insurance is available for you and your eligible dependents. Coverage is effective on the first of the month following your date of hire. A pre-tax premium contribution will apply, based on the type of coverage you select.

Vision Insurance:	Vision insurance is available for you and your eligible dependents. Coverage is effective on the first of the month. A pre-tax premium contribution will apply, based on the type of coverage you select.
Group Life Insurance:	Coverage equal to $750,000 is provided at no cost to you and no medical exam is required. CVG also offers a supplemental and dependent life insurance coverage that can be purchased at group rates at your expense. In some instances, evidence of insurability is required for supplemental coverage.
Short Term Disability:

Effective for qualifying events occurring after 180 days of employment, this plan provides the first two weeks of an eligible disability at full salary and then an additional twenty-four weeks at 60% of base salary.

Long Term Disability:	Long term disability coverage takes effect following the exhaustion of your short term disability coverage as a source of long term wage replacement resulting from a covered injury or illness.
Conditional: Employment Eligibility: Restrictive Covenants
Employment is contingent upon successfully passing a drug screen and background check.

This offer and continued employment is contingent upon your eligibility to work in the United States under the provisions of the Immigration Reform and Control Act of 1986, and providing the necessary documents to establish identity and employment eligibility to satisfactorily complete U.S. Citizenship and Immigration Services’ Form I-9.
You are subject to a key employee stock ownership requirement equal to one (1) times your base salary. Covered executives are not eligible to sell CVGI shares until they have achieved the required hold limit, except that the forfeiture of shares for purposes of satisfying income tax liability associated with vesting shares is permitted regardless of progress against the hold limit.
You are also subject to a twelve month non-competition, non-solicitation covenant as described in your Change in Control Agreement.

401(k) Savings Plan:	All employees over the age of eighteen years become eligible for enrollment on the first day of the month following 30 days of service. New employees are automatically enrolled in the CVG 401(k) Plan, unless they specifically opt out. The Company historically matches 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions. All matching dollars vest immediately under the Plan.

[Please sign below and return this letter to me to confirm your acceptance of this offer. If you have any questions, please feel free to contact me directly at 614-284-8899.] On behalf of Harold Bevis and all of us at Commercial Vehicle Group, I look forward to welcoming you to the CVG team.

Sincerely,

/s/ Aneezal Mohamed
Aneezal Mohamed
General Counsel

    _/s/ Kristin Mathers__________________________7/22/2021
             Accepted and acknowledged by: Kristin Mathers    Date

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